AMENDMENT TO

TRANSFER AGENCY AGREEMENT

This AMENDMENT ("Amendment") is made this 24st day of August 2021, between Victory Portfolios (the "Trust") and FIS Investor Services LLC ("FIS"), successor in interest to SunGard Investor Services LLC, successor to, and assignee of, Citi Fund Services Ohio, Inc. formerly BISYS Fund Services Ohio, Inc. to the Transfer Agency Agreement dated April 1, 2002, between the Trust and FIS (as previously amended and in effect on the date hereof, the "Agreement"). All capitalized terms used but not defined herein shall have the meanings given them in the Agreement.

WHEREAS, FIS and the Trust wish to enter into this Amendment to the Agreement to extend the first renewal term of the Agreement by two months ending December 31, 2023 rather than October 31, 2023 and update the list of Funds covered by the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Trust and SunGard hereby agree as follows:

1.Amendments.

(a)Term. Section 5 paragraph (a) of the Agreement is deleted and replaced in its entirety with the following:

"Unless otherwise terminated as provided herein, this Agreement shall continue in effect through 31 October 2021 (such period, the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall renew for a two year and two month period ending 31 December 2023 (a "Rollover Period" and thereafter shall be renewed automatically for successive one-year periods (each, also "Rollover Periods"); provided that such continuance is specifically approved by a vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, and by the vote of the Board of Trustees or a majority of the outstanding voting securities of each Fund. This Agreement may be terminated: (i) by either party by provision of a written notice of non-renewal at least sixty (60) days prior to the end of the Initial Term or any Rollover Period, as the case may be; (ii) by mutual agreement of the parties; (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause."

(b)Funds. Schedule A to the Agreement is hereby deleted in its entirety and replaced by the new Schedule A attached hereto.

2.Representations and Warranties.

(a)The Trust represents (i) that it has full power and authority to enter into this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the "Board"), and

(iii) that the Board has approved this Amendment.

(b)FIS represents that it has full power and authority to enter into and perform this Amendment.

3.Miscellaneous.

(a)This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)Each reference to the Agreement in the Agreement (as it existed prior to this Amendment), shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)Paragraph headings in this Amendment are included for convenience only and arc not to be used to construe or interpret this Amendment.

(d)This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(e)It is specifically acknowledged that this Amendment is made on behalf of Victory Portfolios, on behalf of each of the Funds listed on Schedule A, individually and not jointly. The assets of any one Fund shall not be used to offset the liabilities of any other Fund. Shareholders and Trustees of the Trust shall not be held personally liable for any obligations of Trust, or any of the Funds listed on Schedule A.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

VICTORY PORTFOLIOS, on behalf of each Fund listed on Schedule A, individually and not jointly

By: /s/ Christopher Dyer

Name: Christopher K. Dyer

Title: President

FIS INVESTOR SERVICES LLC

By: /s/ Peggy Poche

Name: Peggy Poche

Title: Accounting Manager

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN

VICTORY PORTFOLIOS

AND

FIS INVESTOR SERVICES LLC

Funds

Name of Portfolio

1Victory Diversified Stock Fund

2Victory Floating Rate Fund

3Victory Global Energy Transition Fund

4Victory High Income Municipal Bond Fund

5Victory High Yield Fund

6Victory INCORE Fund for Income

7Victory INCORE Investment Grade Convertible Fund

8Victory INCORE Investment Quality Bond Fund

9Victory INCORE Low Duration Bond Fund

10Victory INCORE Total Return Bond Fund

11Victory Integrity Discovery Fund

12Victory Integrity Mid-Cap Value Fund

13Victory Integrity Small/Mid-Cap Value Fund

14Victory Integrity Small-Cap Value Fund

15Victory Munder Mid-Cap Core Growth Fund

16Victory Munder Multi-Cap Fund

17Victory Munder Small Cap Growth Fund

18Victory NewBridge Large Cap Growth Fund

19Victory RS Global Fund

20Victory RS Growth Fund

21Victory RS International Fund

22Victory RS Investors Fund

As of August 24, 2021

Name of Portfolio

23Victory RS Large Cap Alpha Fund

24Victory RS Mid Cap Growth Fund

25Victory RS Partners Fund

26Victory RS Science and Technology Fund

27Victory RS Select Growth Fund

28Victory RS Small Cap Equity Fund

29Victory RS Small Cap Growth Fund

30Victory RS Value Fund

31Victory S&P 500 Index Fund

32Victory Sophus Emerging Markets Fund

33Victory Special Value Fund

34Victory Strategic Allocation Fund

35Victory Strategic Income Fund

36Victory Sycamore Established Value Fund

37Victory Sycamore Small Company Opportunity Fund

38Victory Tax-Exempt Fund

39Victory Trivalent International Fund-Core Equity

40Victory Trivalent International Small-Cap Fund

41Victory THB US Small Opportunities Fund